EX-99.h.1.ii

AMENDMENT NO. 6 TO

SCHEDULE A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF MAY 28, 2020

Delaware Emerging Markets Fund
Delaware International Small Cap Fund (formerly, Delaware Focus Global Growth Fund)
Delaware International Value Equity Fund

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY		DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS for its series set forth in this Schedule A

By:	/s/ Michael F. Capuzzi	By:	/s/ Shawn K. Lytle
Name:	Michael F. Capuzzi	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer